Exhibit 99.1

NEWS RELEASE
American Oil & Gas Inc. Updates Bakken and Three Forks Goliath Project
Tong Trust 1-20H Well Produced 1,421 Barrels of Oil
Equivalent During an Early 24 Hour Flow Back Period
DENVER, March 23, 2010 — American Oil & Gas Inc. (NYSE AMEX:AEZ) announces that the Tong Trust 1-20H well, located in T157N-R96W, Section 20, produced 1,421 barrels of oil equivalent (1,114 barrels of oil and 1.84 MMcf of natural gas) from the Bakken formation during an early 24 hour flow back period. The Bakken formation was fracture stimulated with 25 stages. The Tong Trust well was drilled, completed and funded under the terms of a previously announced participation agreement. American was carried for 30% of its original 90% working interest and owns a 27.1% working interest and 21.6% net revenue interest in the well.
Pat O’Brien, CEO of American commented, “We are extremely pleased with the initial production results from the Tong Trust well, our first horizontal Bakken well on our Goliath acreage to be completed with a multi-stage fracture stimulation procedure. Although we plan to continue with our Goliath program, drilling a minimum of seven to nine gross (five to seven net) wells this year, we are preparing for and may elect to expand the drilling program.”
In other Bakken activity, American’s Ron Viall 1-25H well located in T156N-R98W Sections 24 and 25 in Williams County, ND, has been successfully drilled. A 9,223’ horizontal lateral was drilled in the targeted Bakken formation. The casing and the associated completion assembly have been run which will facilitate up to 30 fracture stimulation stages. Completion operations are expected to commence in mid to late April. American owns a 95% working interest in this well. The Nabors rig that drilled the Ron Viall well is being moved to drill one well for another operator, and will then return to the Goliath project to begin a continuous drilling program for American.
Drilling operations continue in the outside operated Heidi 1-4H well, where American owns an approximate 6% working interest. The well is located on the western edge of the Goliath project area in T156N-R99W, Section 4. Completion results from this well are currently expected in late April or early May.
Outside of the core Goliath project area, American commenced drilling the Summerfield 15-15H well in T147n-R96w, Section 15, Dunn County, ND. The Summerfield well is spaced on 640 acres and is designed and permitted as a horizontal Bakken well. A 15 stage fracture stimulation is planned. The well is an offset to two producing Bakken wells that had average daily production for the initial 30 day production period of 450 to 550 barrels of oil equivalent. As previously announced, American has committed to retain the rig used to drill the Summerfield well for at least two additional wells within its core Goliath project acreage after drilling the Summerfield well.
American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.

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This release and the Company’s website referenced in this release may contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.
Contact:

Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184

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